Exhibit 99.1

Contacts:

Myesha Edwards, InterMune, Inc., 415-466-2242, ir@intermune.com
Jim Weiss, InterMune, Inc. 415-362-5018, jim@weisscomm.net

INTERMUNE ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

— Product Revenues of $40.4 Million, Up 115% over First Quarter of 2002—

BRISBANE, Calif., April 29, 2003 – InterMune, Inc. (Nasdaq: ITMN) today announced results from operations for the first quarter ended March 31, 2003.

For the first quarter of 2003, InterMune recorded total product sales of $40.4 million, compared to $18.8 million for the same quarter in 2002, an increase of 115%. Sales of Actimmune® (interferon gamma-1b) for the first quarter of 2003 were $37.9 million, compared to $17.7 million in the same period in 2002, an increase of 114%.

“InterMune continued its track record of year-over-year revenue growth,” said Scott Harkonen, President and CEO of InterMune.  “We are on track to achieve our revenue projections for the year as we continue to build our commercial portfolio and pipeline of products for pulmonary, infectious and hepatic diseases.”

The net loss for the first quarter of 2003 was $18.9 million, or $0.60 per share, compared to a net loss of $45.1 million, or $1.58 per share, in the first quarter of 2002.  The net loss for the first quarter of 2003 included one-time payments totaling $1.8 million, or $0.06 per share, to Amgen Inc. and Nektar Therapeutics related to performance milestones that InterMune achieved in its PEG-alfacon program. Excluding the one-time payments to Amgen and Nektar, the non-GAAP net loss for the first quarter 2003 was $17.2 million, or $0.54 per share. The net loss for the first quarter 2002 included a one-time payment of $18.8 million, or $0.66 per share, for the acquisition of pirfenidone from Marnac, Inc.  Excluding the one-time payment to Marnac, the non-GAAP net loss for the first quarter of 2002, was $26.4 million, or $0.92 per share.

Cost of goods sold for the first quarter ended March 31, 2003 were $9.8 million, approximately 24% of net product sales, compared to $5.4 million, or approximately 29% of net product sales, in the same quarter in 2002.  The improvement in cost of goods sold as a percentage of sales in 2003 is due primarily to product mix and to a lower effective royalty rate on Actimmune® in the first quarter of 2003 as a result of reaching royalty revenue thresholds.

Research and development (R&D) expenses for the first quarter ended March 31, 2003 were $31.9 million, compared to $23.6 million for the same quarter in 2002.  The higher spending in the first quarter of 2003 is largely attributable to development expenses associated with oritavancin and PEG-alfacon.

Selling, general and administrative (SG&A) expenses for the quarter ended March 31, 2003 were $13.7 million, compared to $14.6 million for the same quarter in 2002.  The decrease in spending in the first quarter of 2003 was primarily attributable to the consolidation and realignment of the Company’s sales and marketing team.

Net interest expense for the first quarter of 2003 was $1.3 million, compared to net interest expense of $0.8 million for the same quarter in 2002.  Lower interest income in the first quarter of 2003 was due to substantially lower market interest rates earned on the Company’s portfolio in the quarter and a lower average portfolio balance.

At March 31, 2003, the Company’s cash, cash equivalents and available-for-sale securities totaled $277.2 million.

Financial Outlook For 2003

InterMune reiterates its previous revenue and expense guidance for 2003.  The Company projects total net product sales for 2003 to be in the range of $170 to $195 million, with Actimmune® net product sales projected to be in the range of $160 to $180 million for the full year.  Gross margins are expected to be in the range of 75% to 77%, fluctuating based upon product mix.

The Company’s spending guidance for 2003 R&D expenses, excluding acquired R&D and milestone payments, is $140 to $150 million.  The guidance for SG&A expenses is $80 to $85 million.  In addition, based on the projected progress of our current development programs the Company anticipates acquired R&D and milestone payments to be approximately $13.0 million for 2003.

During 2003, the Company will update its financial guidance for both revenue and expenses, as needed, at each quarterly financial reporting period.  InterMune is committed to building a strong and independent global business by successfully marketing our current products and advancing the development of our clinical pipeline. In addition, achieving profitability remains one of the Company’s primary strategic goals.

First Quarter Product and Pipeline Highlights

Interferon gamma-1b for IPF

Recently, InterMune announced that results of a randomized, double-blind, placebo-controlled Phase II clinical trial evaluating interferon gamma-1b’s influence on several underlying mechanisms of action in idiopathic pulmonary fibrosis (IPF) will be presented at the 99th Annual Conference of the American Thoracic Society (ATS) next month in Seattle.  The trial assessed several molecular measures associated with IPF, a debilitating and fatal lung disease, including measures of fibrosis, antimicrobial activity, growth factors and inhibitors of angiogenesis.  Full results of this trial, which involved 32 patients, will be presented on Sunday, May 18, at ATS in Seattle by Robert M. Strieter, M.D., Professor of Medicine and Pathology and Chief, Division of Pulmonary and Critical Care Medicine, David Geffen School of Medicine at UCLA in Los Angeles.

In January 2003, InterMune announced preliminary results from a follow-up observation period from its Phase III clinical trial of interferon gamma-1b for the treatment of IPF,

which continued to support the suggestion of a survival benefit in mild-to-moderate IPF patients receiving therapy with interferon gamma-1b.  In February, the Company announced data from an analysis of a pre-specified cohort of compliant patients from its Phase III clinical trial suggesting a relationship between compliance with interferon gamma-1b therapy and survival.    Final data from the Company’s phase III study and the follow-up observation period will be presented on Sunday, May 18, at ATS in Seattle by Ganesh Raghu, M.D., Professor of Medicine and Chief of the Chest Clinic, University of Washington in Seattle, and the Phase III study’s lead principal investigator.  In addition, several independent investigators will present data relevant to the use of interferon gamma-1b in IPF.

Infergen® and PEG-alfacon for Hepatitis C

In the first quarter of 2003, InterMune initiated a Phase I clinical study to evaluate PEG-alfacon, the pegylated version of Infergen®, as a potential new treatment for chronic hepatitis C virus (HCV) infection.  Pegylation is a technology designed to chemically modify drugs to decrease dosing frequency and possibly improve drug efficacy and safety.   InterMune currently markets Infergen®, a bio-engineered type I interferon alpha, for the treatment of patients with chronic hepatitis C infections.

Oritavancin

InterMune continues to make progress with oritavancin, a second-generation glycopeptide antibiotic in development for the treatment of gram-positive bacterial infections.  In October 2002, InterMune completed patient enrollment of a second multi-center, global Phase III randomized double-blind controlled trial of oritavancin for the treatment of complicated skin and skin structure infections (CSSIs). InterMune expects to report top-line results of this Phase III study by the end of the second quarter this year and submit the data for presentation at the 43rd Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) in the third quarter of this year.

Pirfenidone

In the first quarter of 2003, InterMune made progress with the clinical development of pirfenidone, a small molecule, orally available agent currently being evaluated in six small clinical trials for fibrotic diseases of the lung, liver, kidney and heart.  The Company is in the process of collecting preliminary safety and efficacy data from a 55-patient proof-of-concept Phase II clinical trial of pirfenidone in IPF.  Data from this study will be used to advance the design and implementation of a registration program for pirfenidone.  Data from the study should be available by the second half of this year.

Applied Research

In the first quarter of 2003, InterMune provided an update on the status of its applied research programs in hepatitis C highlighting the important finding of a synergistic antiviral effect of combination use of Infergen® and interferon gamma-1b in cell-based models of HCV.  The recent cell-based studies suggested that the combination of Infergen® and interferon gamma-1b reduced the concentration of HCV replicons by up to 100-fold, delivering significantly higher potency than either drug alone.  These research findings support InterMune’s strategy to pursue expanded use of, and new indications for, its approved products such as Infergen® and Actimmune®.

Organization

In the first quarter of 2003, Thomas R. Hodgson, former President and Chief Operating Officer of Abbott Laboratories, was appointed to InterMune’s Board of Directors. With nearly 30 years of management experience in the pharmaceutical industry, Mr. Hodgson brings to InterMune a world-class pharmaceutical perspective and long history of operational successes at both the management and board of directors levels.

Also in the first quarter, InterMune promoted Stephen N. Rosenfield to the position of Executive Vice President of Legal Affairs, General Counsel and Secretary.  Since joining the Company in March 2000, Mr. Rosenfield has been a tremendous contributor to InterMune’s growth and success.  The Company looks forward to his continued

leadership and guidance as it executes its business strategy toward building a strong and independent global business.

Conference Call on April 29, 2003:

The Company’s management will host a conference call on April 29, 2003 at 4:30 p.m. (EST) to discuss the first quarter financial results.  Interested investors and others may participate in the conference call by dialing 1-888-799-0528 (domestic) or 1-706-634-0154 (international).  A telephone replay of the conference call will be available through Thursday, May 1, 2003.  To access the replay, please dial 1-800-642-1687 (domestic) or 1-706-645-9291 (international) and reference conference ID# 8671212.

About InterMune

InterMune is a commercially driven biopharmaceutical company focused on the marketing, development and applied research of life-saving therapies for pulmonary, infectious and hepatic diseases. For additional information about InterMune or its products, please visit www.intermune.com.

About Actimmune® (interferon gamma-1b)

Interferon gamma is a naturally occurring protein that stimulates the immune system.  InterMune markets Actimmune® (interferon gamma-1b) for the treatment of two life-threatening congenital diseases:  chronic granulomatous disease and severe, malignant osteopetrosis.  InterMune is also conducting a Phase III study of interferon gamma-1b in ovarian cancer and a Phase II study of interferon gamma-1b for the treatment of severe liver fibrosis, or cirrhosis, caused by HCV.  Physicians and patients can obtain prescribing information regarding interferon gamma-1b, including the products safety profile, by visiting http://www.actimmune.com.

About Infergen® (interferon alfacon-1)

Infergen® is a bio-optimized type I interferon alpha indicated for treatment of adult patients with chronic HCV infections.  Infergen® is the only interferon alpha with data in the label regarding use in patients following relapse or non-response to treatment with certain previous treatments.  Physicians and patients can obtain prescribing information regarding Infergen®, including the product’s safety profile, by visiting http://www.infergen.com, including the black box warning for all interferon alphas.

Except for the historical information contained herein, this press release contains certain forward-looking statements that involve risks and uncertainties, including without limitation the statements indicating that:  (A) InterMune is on track to achieve its revenue projections for 2003; (B) InterMune reiterates its previous revenue and expense guidance for 2003 and projects: (i) total net product sales for 2003 to be in the range of $170 to $195 million, with Actimmune net product sales projected to be in the range of $160 to $180 million for the full year and gross margins expected to be in the range of 75% to 77%; and (ii) spending guidance for 2003 for R&D expenses, excluding acquired R&D and milestone payments, will be approximately $140 to $150 million; SG&A expenses will be $80 to $85 million; and acquired R&D and milestone payments for current programs will be approximately $13.0 million for 2003;  (C) InterMune expects to report top-line results of a Phase III randomized double-blind controlled trial of oritavancin for the treatment of complicated skin and skin structure infections (CSSIs) by the end of the second quarter of 2003;  (D)  preliminary safety and efficacy data from a 55-patient proof-of-concept Phase II clinical trial of pirfenidone in IPF should be available by the second half of this year and will be used to advance the design and implementation of a registration program for pirfenidone;  and (E)  research findings from several recent cell-based studies support InterMune’s strategy to pursue expanded use of, and new indications for, its approved products such as Infergen and Actimmune.  Factors that could cause or contribute to such differences include, but are not limited to those discussed in detail under the heading “Risk Factors” and the other risks and factors discussed in InterMune’s 10-K report filed with the SEC on March 31, 2003, and other periodic reports (i.e., 10-Q and 8-K) filed with the SEC, which are incorporated herein by reference.  The risks and other factors that follow, concerning the forward-looking statements in this press release, should be considered only in connection with the fully discussed risks and other factors discussed in detail in the 10-K report and InterMune’s other periodic reports filed with the SEC.  The forward-looking statements concerning (A) and (B) above are subject to the risks and uncertainties of: (i) a continuing increase in sales of Actimmune for IPF, an indication for which Actimmune has not been approved by the FDA; (ii) regulation by the FDA with respect to InterMune’s communications with physicians; (iii) the successful marketing of Infergen for chronic hepatitis C infections; (iv) whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; and significant regulatory, supply, intellectual property and competitive barriers to entry (v) an increase in Infergen and Amphotec/Amphocil sales; (vi) significant competition; (vii) budget constraints; and (viii) the risks and other factors discussed in detail in the 10-K report filed with the SEC.  InterMune’s forward-looking statements concerning (C), (D) and (E) above are subject to the risks and uncertainties associated with budget constraints; the uncertain, lengthy and expensive clinical development and regulatory process; patient retention in the clinical trials; whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; and other factors discussed in detail in the 10-K report filed with the SEC.

InterMune, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2003	2002
Product sales
Actimmune, net	$37,925	$17,714
Other, net	2,481	1,038
Total net sales	40,406	18,752

Costs and expenses:
Cost of goods sold	9,787	5,403
Amortization of product rights	940	815
Research and development	31,895	23,565
Acquired R&D and milestone payments	1,750	18,750
Selling, general and administrative	13,666	14,591
Total costs and expenses	58,038	63,124

Loss from operations	(17,632)	(44,372)

Interest income	1,140	1,688
Interest expense	(2,442)	(2,444)

Net loss	$(18,934)	$(45,128)

Basic and diluted net loss per share	$(0.60)	$(1.58)

Shares used in calculating basic and diluted net loss per share	31,535	28,574

Comparative amounts excluding Acquired R&D and Milestone Payments

	Three Months Ended March 31,
	2003	2002
Net loss	$(18,934)	$(45,128)
less: Acquired R&D and milestone payments	(1,750)	(18,750)
Non-GAAP net loss excluding acquired R&D and milestone payments	$(17,184)	$(26,378)

Non-GAAP net loss per share	$(0.54)	$(0.92)

Shares used in calculating Non-GAAP basic and diluted net loss per share	31,535	28,574

InterMune, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	March 31, 2003	December 31, 2002
Cash, cash equivalents and available-for-sale securities	$277,193	$316,411
Other assets	71,984	68,470
Total assets	$349,177	$384,881

Total liabilities	$35,984	$52,663
Convertible subordinated notes	149,500	149,500
Stockholders’ equity	163,693	182,718
Total liabilities and stockholders’ equity	$349,177	$384,881